Exhibit 5.3

30 Ivan Allen, Jr. Boulevard, Northwest — Suite 700 — Atlanta, GA 30308-3036    www.balch.com

PHILIP M. SPRINKLE II t: (404) 962-3573 (888) 360-9093 f: (866) 811-7365 e: psprinkle@balch.com

August 10, 2012

Health Management Associates, Inc.

5811 Pelican Bay Boulevard

Naples, FL 34108-2710

Re:

Offer of Health Management Associates, Inc. to exchange $875,000,000 Principal Amount of its Registered 7.375% Senior Notes Due 2020 for any and all of its Outstanding Unregistered 7.375% Senior Notes Due 2020 – Registration Statement filed on or about August 10, 2012 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special Georgia counsel to Health Management Associates, Inc., a Delaware corporation (the “Company”), and the Guarantors (as defined below), each organized and existing under the laws of the State of Georgia, in connection with the public offering to exchange an aggregate of $875.0 million aggregate principal amount of registered 7.375% senior notes due 2020 (the “New Notes”) for any and all of the Company’s outstanding $875.0 aggregate principal amount unregistered 7.375% senior notes due 2020 (the “Old Notes”). The New Notes are to be unconditionally guaranteed on an unsecured senior basis (the “Guarantees”) by certain of the Company’s wholly-owned subsidiaries, including the Georgia entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “Guarantors”). The New Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount and denomination of the Old Notes, as contemplated by the Registration Rights Agreement dated as of November 18, 2011 (the “Registration Rights Agreement”), by and among the Company, the Guarantors and the initial purchasers of the Old Notes on November 18, 2011. The New Notes are to be issued by the Company, and the Guarantees are to be made by the Guarantors, in connection with an exchange offer to be made pursuant to the Form S-4 Registration Statement filed with the Securities and Exchange Commission on or about August 10, 2012. The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of November 18, 2011, by and among the Company, those subsidiaries that from time to time become parties to the Indenture and U.S. Bank National Association, as trustee (the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

ALABAMA  |  GEORGIA  |  MISSISSIPPI  |  WASHINGTON, DC

Health Management Associates, Inc.

August 10, 2012

In connection with this opinion, we have (i) investigated such questions of Georgia law, and (ii) examined those originals or certified, conformed or reproduction copies of the agreements, instruments, documents, and records of the Guarantors and such certificates of public officials as are listed on Schedule II attached hereto. We have reviewed no other documents in connection with the preparation or issuance of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed or photostatic copies and the authenticity of the originals of such latter documents.

As to any facts material to the opinion expressed herein which have not been independently established or verified, we have relied upon the oral or written statements and representations of officers and other representatives of the Company, the Guarantors and others.

Members of this firm are admitted to the Bar in the State of Georgia, and we do not express any opinion as to the laws of any other jurisdiction, including federal law.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Based solely on the respective Georgia Certificates of Existence for such entities described on Schedule II, each Guarantor validly exists under the laws of the State of Georgia.

2. Each Guarantor has the requisite corporate power and authority to execute and deliver and to perform its obligations under the Indenture.

3. Each Guarantor has taken all necessary corporate action to duly authorize the execution, delivery and performance of the indenture.

We express no opinion as to whether the execution and delivery by the Company of the Indenture and the New Notes and the execution and the delivery by each Guarantor of the Indenture and the Guarantee to which it is a party, and the performance by the Company and each of the Guarantors of their respective obligations thereunder violate, conflict with or constitute a default under or will violate, conflict with or constitute a default under any agreement or instrument of which the Company or any Guarantor or its properties is subject. We express no opinion as to the enforceability of the Guarantees or the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement, and to the reference to this firm in the prospectus contained in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act. Harter Secrest & Emery LLP, legal counsel to the Company and each of the Guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by Georgia law for purposes of its opinion being delivered and filed as an exhibit to the Registration Statement.

Health Management Associates, Inc.

August 10, 2012

Sincerely,

/s/ Philip M. Sprinkle II
Philip M. Sprinkle II

Schedule I

Guarantors

1.	Monroe HMA, LLC, a Georgia corporation
2.	Winder HMA, LLC, a Georgia corporation

Schedule II

1.	Certificates of Existence for the following entities issued by the Georgia Secretary of State on the respective dates listed below:

Monroe HMA, LLC	July 26, 2012
Winder HMA, LLC	July 26, 2012

2.	Charters and applicable amendment documents for the following entities provided by the Company:

Monroe HMA, LLC
Winder HMA, LLC

3.	Operating agreements for the following entities provided by the Company:

Monroe HMA, LLC
Winder HMA, LLC

4.	Resolutions for each of the Guarantors adopted by the Board of Directors of each of the Guarantors.

5.	The Registration Statement